RAMCO-GERSHENSON PROPERTIES TRUST REPORTS
FINANCIAL AND OPERATING RESULTS FOR THE FIRST QUARTER 2016

FARMINGTON HILLS, Michigan – May 3, 2016 - Ramco-Gershenson Properties Trust (NYSE:RPT) today announced its financial and operating results for the three months ended March 31, 2016.

FIRST QUARTER 2016 HIGHLIGHTS:

•	Operating Funds from Operations (“Operating FFO”) of $0.34 per diluted share, an increase of 6.0% over the prior year.

•	Sold Troy Towne Center in Troy, Ohio for $12.4 million.

•	Extended existing $60 million term loan at a favorable interest rate of 3.49% to 2023.

•	Ended the quarter with a consolidated portfolio leased occupancy of 94.9%.

"During the quarter, we grew operating FFO 6%, made progress on our goal of selling $100 to $125 million of non-core properties and generated solid rental growth on leasing to best-in-class tenants,” said Dennis Gershenson, President and Chief Executive Officer. “We remain focused on meeting our asset sales target, maintaining a solid high-return redevelopment pipeline and creating additional flexibility in our capital structure to provide a solid foundation for growth.”

FINANCIAL RESULTS:
For the three months ended March 31, 2016:

•	Operating FFO of $29.6 million, or $0.34 per diluted share, compared to $28.1 million, or $0.32 per diluted share for the same period in 2015.

•	FFO of $29.8 million, or $0.34 per diluted share, compared to $28.7 million, or $0.33 per diluted share for the same period in 2015.

•	Net income available to common shareholders of $10.2 million, or $0.13 per diluted share, compared to $7.9 million, or $0.10 per diluted share for the same period in 2015.

OPERATING RESULTS:

•
Same-center NOI growth of 1.4% for the quarter. Same-center NOI was negatively impacted by the bankruptcy filing by The Sports Authority ("TSA"). Excluding the reserve for bad debt for TSA, same-center NOI would have increased 3.4% for the quarter.

•	Consolidated portfolio leased occupancy of 94.9% and physical occupancy of 93.8%.

•	Signed 73 leases in the consolidated portfolio encompassing 438,731 square feet, including 61 leases totaling 365,993 square feet at comparable rental growth of 8.0%.

BALANCE SHEET METRICS (as of March 31, 2016):

•	Net debt to total market capitalization of 40.3%.

•	Net debt to EBITDA of 6.6X, interest coverage of 3.7X, and fixed charge coverage of 3.0X.

•	Weighted average debt maturity of 6.5 years.

INVESTMENT ACTIVITY:
Dispositions
The Company sold Troy Towne Center, a 144,000 square foot Kohl's anchored shopping center in Troy, Ohio for $12.4 million. The Company plans to sell between $100 - $125 million of non-core shopping centers during 2016.
Redevelopment
At March 31, 2016, the Company had nine properties under redevelopment, expansion and/or re-anchoring projects underway with an estimated total cost of $75.4 million, which are expected to be completed in 2016 and 2017 producing a return on incremental costs of between 9-10%.

FINANCING ACTIVITY:

The Company extended its $60 million unsecured term loan with an original maturity date of September 30, 2018 to March 3, 2023. The new loan has an interest rate of 3.49% and includes an accordion feature allowing up to $125 million in total borrowings, subject to lenders’ approval.

At quarter-end, the Company had $273.9 million available under its revolving line of credit.

DIVIDEND:

The Company declared a regular cash dividend of $0.21 per common share for the period of January 1, 2016 through March 31, 2016 and a Series D convertible perpetual preferred share dividend of $0.90625 per share for the same period. The dividends were paid on April 1, 2016 to shareholders of record as of March 21, 2016. The Operating FFO payout ratio was 61.8%.

2016 GUIDANCE:

The Company has affirmed its 2016 Operating FFO guidance of $1.32 to $1.38 per diluted share.

CONFERENCE CALL/WEBCAST:

Ramco-Gershenson Properties Trust will host a live broadcast of its first quarter conference call on Wednesday, May 4, 2016, at 9:00 a.m. eastern time, to discuss its financial and operating results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-9205, no pass code needed. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Conference ID: 13634583), for one week.

SUPPLEMENTAL MATERIALS:

The Company’s quarterly financial and operating supplement is available on its corporate web site at www.rgpt.com. If you wish to receive a copy via email, please send requests to dhendershot@rgpt.com.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's business is the ownership and management of large, multi-anchor shopping centers primarily in a number of the largest metropolitan markets in the central United States.  At March 31, 2016, the Company owned interests in and managed a portfolio of 72 shopping centers and one office building with approximately 15.7 million square feet of gross leasable area. At March 31,

2016, the Company's consolidated operating portfolio was 94.9% leased. Additional information regarding the Company is available on its corporate website: www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:

Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202

RAMCO-GERSHENSON PROPERTIES TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Income producing properties, at cost:
Land	$391,539	$392,352
Buildings and improvements	1,786,756	1,792,129
Less accumulated depreciation and amortization	(340,628)	(331,520)
Income producing properties, net	1,837,667	1,852,961
Construction in progress and land available for development or sale	65,831	60,166
Real estate held for sale	—	453
Net real estate	1,903,498	1,913,580
Equity investments in unconsolidated joint ventures	4,365	4,325
Cash and cash equivalents	3,655	6,644
Restricted cash	8,729	8,708
Accounts receivable (net of allowance for doubtful accounts of $3,468 and $2,790 as of March 31, 2016 and December 31, 2015, respectively)	17,317	18,705
Acquired lease intangibles, net	83,394	88,819
Other assets, net	85,809	87,890
TOTAL ASSETS	$2,106,767	$2,128,671

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$1,077,582	$1,083,711
Capital lease obligation	1,108	1,108
Accounts payable and accrued expenses	38,225	44,480
Acquired lease intangibles, net	62,773	64,193
Other liabilities	13,169	10,035
Distributions payable	18,823	18,807
TOTAL LIABILITIES	1,211,680	1,222,334

Commitments and Contingencies

Ramco-Gershenson Properties Trust ("RPT") Shareholders' Equity:
7.25% Series D Cumulative Convertible Perpetual Preferred Shares, $50 par	$92,427	$92,427
Common shares of beneficial interest, $0.01 par	792	792
Additional paid-in capital	1,156,555	1,156,345
Accumulated distributions in excess of net income	(370,497)	(363,937)
Accumulated other comprehensive loss	(6,064)	(1,404)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	873,213	884,223
Noncontrolling interest	21,874	22,114
TOTAL SHAREHOLDERS' EQUITY	895,087	906,337
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,106,767	$2,128,671

RAMCO-GERSHENSON PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015	Increase (Decrease)
REVENUE
Minimum rent	$48,396	$43,351	$5,045
Percentage rent	302	353	(51)
Recovery income from tenants	16,746	14,322	2,424
Other property income	958	859	99
Management and other fee income	110	532	(422)
TOTAL REVENUE	66,512	59,417	7,095

EXPENSES
Real estate taxes	10,308	8,995	1,313
Recoverable operating expense	8,080	7,278	802
Other non-recoverable operating expense	1,394	713	681
Depreciation and amortization	23,847	20,363	3,484
Acquisition costs	59	42	17
General and administrative expense	5,605	4,874	731
Provision for impairment	—	2,521	(2,521)
TOTAL EXPENSES	49,293	44,786	4,507

OPERATING INCOME	17,219	14,631	2,588

OTHER INCOME AND EXPENSES
Other expense, net	(347)	(218)	(129)
Gain on sale of real estate	6,525	3,196	3,329
Earnings from unconsolidated joint ventures	109	2,660	(2,551)
Interest expense	(10,922)	(9,969)	(953)
Amortization of deferred financing fees	(380)	(334)	(46)
INCOME BEFORE TAX	12,204	9,966	2,238
Income tax provision	(62)	(22)	(40)
NET INCOME	12,142	9,944	2,198
Net income attributable to noncontrolling partner interest	(297)	(277)	(20)
NET INCOME ATTRIBUTABLE TO RPT	11,845	9,667	2,178
Preferred share dividends	(1,675)	(1,812)	137
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$10,170	$7,855	$2,315

EARNINGS PER COMMON SHARE
Basic	$0.13	$0.10	$0.03
Diluted	$0.13	$0.10	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	79,194	77,925	1,269
Diluted	79,372	78,128	1,244

RAMCO-GERSHENSON PROPERTIES TRUST
FUNDS FROM OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015

Net income available to common shareholders	$10,170	$7,855
Adjustments:
Rental property depreciation and amortization expense	23,807	20,327
Pro-rata share of real estate depreciation from unconsolidated joint ventures	82	696
Gain on sale of depreciable real estate	(6,274)	—
Gain on sale of joint venture depreciable real estate (1)	—	(2,239)
Noncontrolling interest in Operating Partnership (2)	297	277
FFO	$28,082	$26,916
Preferred share dividends (assuming conversion)	1,675	1,812
FFO available to common shareholders	29,757	28,728

Gain on sale of land	(251)	(3,196)
Provision for impairment on land available for development or sale	—	2,521
Acquisition costs	59	42
Operating FFO	$29,565	$28,095

Weighted average common shares	79,194	77,925
Shares issuable upon conversion of Operating Partnership Units (2)	2,001	2,247
Dilutive effect of securities	178	203
Subtotal	81,373	80,375
Shares issuable upon conversion of preferred shares (3)	6,572	7,033
Weighted average equivalent shares outstanding, diluted	87,945	87,408

FFO, per diluted share	$0.34	$0.33
Operating FFO, per diluted share	$0.34	$0.32

Dividend per common share	$0.21	$0.20
Payout ratio - Operating FFO	61.8%	62.5%

(1)	Amount included in earnings from unconsolidated joint ventures.

(2)	The total non-controlling interest reflects OP units convertible 1:1 into common shares.

(3)
Series D convertible preferred shares are paid annual dividends of $6.7 million and are currently convertible into approximately 6.6 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.26 per diluted share per quarter, which was the case for FFO for the three months ended March 31, 2016 and 2015. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earnings per share in future periods.

We consider funds from operations, also known as “FFO”, to be an appropriate supplemental measure of the financial performance of an equity REIT.  Under the NAREIT definition, FFO represents net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of depreciable property and excluding impairment provisions on depreciable real estate or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, plus depreciation and amortization, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. Also, we consider “Operating FFO” a meaningful, additional measure of financial performance because it excludes acquisition costs and periodic items such as gains (or losses) from sales of land and impairment provisions on land available for development or sale, bargain purchase gains, and gains or losses on extinguishment of debt that are not adjusted under the current NAREIT definition of FFO.  We provide a reconciliation of FFO to Operating FFO. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity. While we consider FFO and Operating FFO useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable.